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                                                                    EXHIBIT 99.2


NEWS RELEASE

FOR:     ESSEX PROPERTY TRUST, INC.
         (NYSE Symbol: "ESS")

CONTACT: Keith Guericke     FOR RELEASE: IMMEDIATELY
         (415) 494-3700

                ESSEX PROPERTY TRUST ANNOUNCES PRIVATE PLACEMENT
                  OF $40 MILLION OF CONVERTIBLE PREFERRED STOCK

PALO ALTO, Calif.

     June 21, 1996 -- Essex Property Trust, Inc. (NYSE: ESS) announced today that it has entered into a definitive agreement to sell $40 million of the Company's Series 1996A Cumulative Convertible Preferred Stock to Tiger/Westbrook Real Estate Fund, L.P.

     The 1.6 million shares of preferred stock have been priced at $25.00 per share and will pay a preferred dividend of 8.75%. In addition, Essex will assume property management for approximately 800 multifamily units which the Tiger/Westbrook fund recently acquired in Ventura County, California.

     The preferred stock, a portion of which is subject to shareholder approval, will be sold in stages as required by Essex. As a temporary disbursement mechanism, the commitment can be partially funded in the form of an unsecured convertible note, with financial terms consistent with the preferred stock. The note automatically converts to preferred stock upon receipt of stockholder approval which is expected by late summer. The shares of preferred stock are convertible into common stock at $21.875 per share of common stock, reflecting a conversion premium of approximately 5% above the average closing price of the common stock for the 30 trading days preceding the agreement. The preferred stock sale is subject to customary closing conditions. Essex intends to use the proceeds of the sale to reduce outstanding indebtedness and acquire properties located in its target markets, which include Northern California's Silicon Valley, Seattle, Portland and Southern California. On a pro forma basis, Essex's market equity capitalization would increase 23% to $215 million, and Essex's debt to market capitalization ratio would decrease to approximately 40%.

     Tiger/Westbrook Real Estate Fund, L.P. is a private New York-based investment fund that has real estate assets under management in excess of $1.6 billion.

     Keith Guericke, President of Essex commented: "The Tiger/Westbrook investment represents the strongest possible endorsement for the company and its strategy of identifying and investing in recovering markets in the western United States. Tiger/Westbrook is a highly sophisticated and successful real estate investor who, as a result of our discussions and their diligence, has decided to make a significant equity
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investment in the company. To complement our presence in Silicon Valley and other strong western markets, we will aggressively pursue acquisitions in Southern California, which we believe will benefit from the current economic recovery in the western United States. Given our 20 year history of acquiring, managing, developing and disposing of multi-family properties, Essex is uniquely positioned to identify the strongest submarket opportunities." Paul D. Kazilionis, a Managing Principal of Westbrook Partners, commented that: "This is an excellent opportunity to invest in Essex's strong markets, experienced management team and quality multifamily assets which will provide synergies with our other investment activities."

     Essex Property Trust, Inc. is a fully integrated real estate operating company. Self-administered and self-managed, Essex focuses on multifamily residential properties in the San Francisco, Seattle and Portland metropolitan areas, and selected Southern California markets. Essex has an ownership interest in 23 multifamily properties (4,924 units), accounting for approximately 89% of its revenue.